Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. Gerry Pascale
(843-278-0695)

Sutor Technology Group Limited
Jiangshu Province
People’s Republic of China
http://www.cshuaye.com
NEWS RELEASE

SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES REVENUES OF
$303.4 MILLION AND NET INCOME OF $20.5 MILLION
FOR FISCAL YEAR 2007

Dongbang Town, China, September 28, 2007 - Sutor Technology Group Limited (the “Company” or “Sutor”) (OTCBB: SUOT.OB) today announced financial results for the fiscal year, ended June 30, 2007.

Year to year comparison

For the fiscal year ended June 30, 2007, the Company reported revenue of $303.4 million, an increase of 59.2% compared to the $190.6 million reported for the same period last year. Gross profits for the fiscal year 2007 were $30.5 million, or 10.1% of sales, compared to gross profit of $15.9 million, or 8.4% of revenue, for the same period last year. Total operating expenses for the fiscal year ended June 30, 2007 were $7.1 million, or 2.3% of revenue, compared to $3.1 million, or 1.7% of revenue, for the same period last year. Net income for the fiscal year ended June 30, 2007 was $20.5 million, or $.59 per fully diluted common share outstanding (based on 34.6 million weighted average shares), an increase of 78.0% compared to net income of $11.5 million, or $.39 per common share outstanding (based on 29.4 million weighted average shares) in the same period a year ago.

Balance sheet items

The Company’s cash and cash equivalents balances as of June 30, 2007 were $8.8 million, compared to cash equivalents of $6.5 million as of June 30, 2006. As of June 30, 2007, the Company had working capital of $38.8 million. Stockholders’ equity increased 69.5% to $89.4 million, compared to $52.7 million as of June 30, 2006.

Sutor manufactures and sells steel finishing fabrication products through its wholly owned subsidiaries Changshu Huaye Steel Strip Co., Ltd. and Jiangsu Cold- Rolled Technology Co., Ltd. Its products are typically used in the construction, electrical household appliance, infrastructure and manufacturing industries..

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors and risks mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended June 30, 2007 and any subsequent SEC filings. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.